UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

BioSig Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

This Amendment No. 1 (this “Amendment”) amends the definitive proxy statement of BioSig Technologies, Inc. (the “Company”), filed with the U.S. Securities and Exchange Commission (“SEC”) on August 4, 2025 (the “2025 Proxy Statement”). The 2025 Proxy Statement was filed in connection with the Company’s 2025 Special Meeting of Stockholders to be held on Friday, September 5, 2025, including any adjournment or postponement thereof (the “Special Meeting”).

This Amendment (i) amends and replaces certain disclosure relating to the convertible debentures described in the 2025 Proxy Statement to reflect the Amendment to Debenture Purchase Agreement entered into on August 13, 2025, by and between the Company and YA II PN, Ltd.; (ii) revises the description in the 2025 Proxy Statement regarding the effect of abstentions on Proposal 1 (as defined below) to approve the issuance of approximately 109,070,079 shares of the Company’s common stock, subject to certain adjustments, and one share of the Company’s Super Voting Preferred Stock, pursuant to the Share Purchase Agreement dated as of May 23, 2025, as amended, by and among the Company, certain subsidiaries of the Company named therein, and Streamex Exchange Corporation (“Streamex”), in connection with the Company’s consummated acquisition of Streamex (“Proposal 1”); and (iii) removes references to “financial advisors” to clarify that the Company did not utilize or engage a financial advisor in connection with its consummated acquisition of Streamex. This Amendment should be read in conjunction with the Proxy Statement and, except as described in this Amendment, this Amendment does not modify, amend, supplement or otherwise affect the Proxy Statement.

AMENDMENT TO PROXY STATEMENT

The following disclosure amends and restates the paragraph under the heading “PROPOSAL 2: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING CONVERTIBLE DEBENTURES—Background of the Yorkville Convertible Debenture Financing Transaction—Secured Convertible Debenture Purchase Agreement and Convertible Debentures” on page 90 of the Proxy Statement as follows (changes marked, with new text bold and underlined and deleted text bold and strikethrough):

On July 7, 2025, we entered into a secured convertible debenture purchase agreement (the “Debenture Purchase Agreement”) with Yorkville~~, pursuant to which Yorkville will purchase senior secured convertible debentures in the aggregate principal amount of $100,000,000 (the “Convertible Debentures”), which will be convertible into shares of Common Stock, and as converted, the “Conversion Shares”. The Company will sell to Yorkville a Convertible Debenture in the principal amount of $75,000,000 (the “First Convertible Debenture”) and a Convertible Debenture in the principal amount of $25,000,000 (the “Second Convertible Debenture” and together, the “Convertible Debentures”)~~. On August 13, 2025, we entered into an Amendment to the Debenture Purchase Agreement (the “Amendment”) with Yorkville. The Amendment amends the Debenture Purchase Agreement, to, among other things, revise the structure of the transaction to provide for a first secured convertible debenture in the principal amount of $25,000,000 (the First Convertible Debenture”), a second secured convertible debenture in the principal amount of $25,000,000 (the “Second Convertible Debenture” and, together with the First Convertible Debenture, the “Convertible Debentures”), and additional secured convertible debentures in an aggregate principal amount of up to $50,000,000 to be issued upon mutual agreement of the parties, which agreement may be withheld in either parties sole discretion. Except as otherwise indicated by the context, all references in this Proxy Statement to the Debenture Purchase Agreement refer to the Debenture Purchase Agreement as amended by the Amendment. The purchase price for each Convertible Debenture is 96.0% of the principal amount of each Convertible Debenture. The Convertible Debentures will be issued in a private placement in reliance upon an exemption from registration provided by Section 4(a)(2) of the Securities Act.

The following disclosure amends and restates the paragraph under the heading “PROPOSAL 2: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING CONVERTIBLE DEBENTURES—Reasons for Seeking Stockholder Approval” on page 92 of the Proxy Statement as follows (changes marked, with new text bold and underlined and deleted text bold and strikethrough):

We cannot predict the price of our Common Stock at any future date, nor do we have any control over the timing of Yorkville’s decisions as to when and if to convert its Convertible Debentures. Therefore, we cannot predict the number of shares of Common Stock that we may be required to issue upon conversion of the Convertible Debentures under the Debenture Purchase Agreement and the Convertible Debentures or whether the applicable conversion prices from time to time will be greater than the Minimum Price under Nasdaq’s rules. If the entire principal amount of ~~$100.00~~ $50 million in Convertible Debentures were to be converted at the Floor Price of $1.8828, 20% of the applicable Minimum Price, we would be required to issue an aggregate of ~~53,112,386~~ 26,556,193 shares of Common Stock over time, which is well in excess of 20% of our outstanding shares on July 7, 2025, i.e., the date the Debenture Purchase Agreement was entered into, even excluding shares issuable in the Streamex acquisition. Based on current trading prices of our Common Stock, we do not expect that we will be required to issue Conversion Shares at the Floor Price, but it is possible that Yorkville’s conversion of the Convertible Debentures from time to time could require us to issue an aggregate number of shares of Common Stock that is substantially more than 20% of our outstanding shares as of July 7, 2025, and the conversion prices could fall below the Minimum Price, depending on the trading price of our Common Stock at the time of conversion. Therefore, we require stockholder approval for the potential share issuances upon conversion of the Convertible Debentures.

The following disclosure amends and restates the paragraph under the heading “PROPOSAL 2: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING CONVERTIBLE DEBENTURES—Reasons for Seeking Stockholder Approval” on page 92 of the Proxy Statement as follows (changes marked, with new text bold and underlined and deleted text bold and strikethrough):

Our Board has determined that the Debenture Purchase Agreement and Convertible Debentures, and our ability to issue the shares of Common Stock upon conversion of the Convertible Debentures in excess of the Debenture Exchange Cap at prices that may be less than the Minimum Price are in the best interests of the Company and our stockholders. Upon receipt of stockholder approval and subject to the satisfaction or waiver of certain other conditions set forth in the Debenture Purchase Agreement, we will be able to sell to Yorkville the Convertible Debentures contemplated by the Debenture Purchase Agreement. Collectively, the two Convertible Debentures provide us with $~~10~~50 million of capital for general corporate purposes, which may include, but are not limited to, funding research and development for PURE EPTM and Viral Clear, for the development of Streamex’s gold tokenization platform and for general working capital, and for such other purposes specified in the Guaranty and Security Agreement.

The following disclosure amends and restates the paragraph under the heading “PROPOSAL 2: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING CONVERTIBLE DEBENTURES—Consequences of Non-Approval” on page 92 of the Proxy Statement as follows (changes marked, with new text bold and underlined and deleted text bold and strikethrough):

The failure of our stockholders to approve this Proposal No. 2 will prevent us from issuing and selling to Yorkville the Convertible Debentures in the principal amount of $~~10~~50 million because receipt of stockholder approval is a condition precedent, unless waived, to our ability to issue and sell the Convertible Debentures to Yorkville. Moreover, to the extent we are required to use cash to fulfill any obligations to Yorkville as detailed in the Debenture Purchase Agreement, that capital, to the extent we are able to secure it, which we cannot guarantee, is unavailable for working capital and general corporate purposes, which could impede our growth strategy and harm our business.

The following disclosure amends and restates the paragraph under the heading “PROPOSAL 2: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING CONVERTIBLE DEBENTURES—Consequences of Non-Approval” on page 92 of the Proxy Statement as follows (changes marked, with new text bold and underlined and deleted text bold and strikethrough):

The failure of our stockholders to approve this Proposal No. 2 will prevent us from issuing and selling to Yorkville the Convertible Debentures in the principal amount of ~~$100~~ $50 million because receipt of stockholder approval is a condition precedent, unless waived, to our ability to issue and sell the Convertible Debentures to Yorkville. Moreover, to the extent we are required to use cash to fulfill any obligations to Yorkville as detailed in the Debenture Purchase Agreement, that capital, to the extent we are able to secure it, which we cannot guarantee, is unavailable for working capital and general corporate purposes, which could impede our growth strategy and harm our business.

The following disclosure amends and restates the paragraph under the heading “PROPOSAL 2: APPROVAL OF THE ISSUANCE OF SHARES OF OUR COMMON STOCK UNDERLYING CONVERTIBLE DEBENTURES— Effect on Current Stockholders” on page 93 of the Proxy Statement as follows (changes marked, with new text bold and underlined and deleted text bold and strikethrough):

Effect on Current Stockholders

The issuance of shares of Common Stock upon conversion of the Convertible Debentures pursuant the Debenture Purchase Agreement (including any such shares issued below the Minimum Price that are the subject of this Proposal No. 2) would result in an increase in the number of shares of Common Stock outstanding, and our stockholders will incur dilution of their percentage ownership. Because the number of shares of Common Stock that may be issued to Yorkville upon conversion of the Convertible Debentures is determined based on the price at the time of conversion, the exact magnitude of the dilutive effect cannot be conclusively determined. However, the dilutive effect may be substantial and material to our current stockholders.

For illustrative purposes only, the table below shows the number of shares of Common Stock that would be issuable upon conversion of Convertible Debentures if we issue securities at an effective price per share that is equal to or lower than $9.414 per share.

Assumed Conversion Price	Common Stock Issuable Upon Conversion of Convertible Debentures

$9.4140	~~10,622,477~~5,311,239
$7.5312	~~13,278,096~~6,639,049
$5.6484	~~17,704,129~~8,852,065
$3.7656	~~26,556,193~~13,278,097
$1.8828	~~53,112,386~~26,556,193

The following disclosure amends and restates the paragraph under the heading “PROPOSAL 2: APPROVAL OF INCREASING OUR AUTHORIZED SHARES— Current Plans, Proposals or Arrangements to issue shares of Common Stock” on page 105 of the Proxy Statement as follows (changes marked, with new text bold and underlined and deleted text bold and strikethrough):

As of the Record Date, the Company had:

●	2,736,000 shares of Common Stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $0.78 per share;
●	1,000,000 shares of Common Stock issuable upon the settlement of restricted stock units outstanding;
●	2,875,341 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted-average exercise price of $5.59 per share;
●	899,870 shares of Common Stock available for future issuance under our 2023 Plan;
●	109,070,057 shares of Common Stock underlying the Exchange Shares; and
●	up to ~~53,112,386~~26,556,193 shares of Common Stock issuable upon conversion of the Convertible Debentures at the Floor Price; and
●	up to $1 billion of shares of Common Stock issuable under the SEPA.

The following disclosure amends and restates the paragraph under the heading “Proposal 1: Approval of the Acquisition Proposal—Required Vote” on page 89 of the Proxy Statement as follows (changes marked, with deleted text bold and strikethrough):

This proposal must be approved by a majority of the shares entitled to vote, that are present or represented by proxy at the Special Meeting. ~~Abstentions and broker non-votes, if any, with respect to this proposal are not counted as votes cast and will not affect the outcome of such proposal .~~

All references to “financial advisors” or “independent financial advisors” on pages 14, 63, 64 and 65 are deleted.

* * * *

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON SEPTEMBER 5, 2025

The Notice of Special Meeting, Proxy Statement, Form of Proxy Card and this Amendment are available free of charge on www.proxyvote.com

This Amendment is being filed with the SEC on August 15, 2025 and mailed to stockholders on or around August 18, 2025.